Exhibit 99.2

FINISAR CORPORATION

FIRST QUARTER FINANCIAL RESULTS CONFERENCE CALL

Speaker: Jerry Rawls and Steve Workman

Date: September 3, 2003

5:00 PM ET

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     Operator: Good afternoon. My name is Kellie, and I will be your operator today.

     I would like to welcome everyone to the Finisar First Quarter Financial Results Conference Call. Jerry Rawls, President and Chief Executive Officer for Finisar, and Steve Workman, Chief Financial Officer, will be hosting this call.

     All lines have been placed on a listen-only mode to prevent any background noise.

     After the speakers’ remarks, there will be a question-and-answer session, and questions will be taken from the analysts who follow the company. To queue up for a question at any time during the presentation, please press the * and the 1 key on your touchtone telephone.

     Mr. Rawls and Mr. Workman, you may begin your conference.

     Mr. Jerry Rawls: Thank you, and thank you to everyone for tuning in to our conference call today. A replay of this call should appear on our Web site within eight hours, and will be available there until our next quarter’s earnings conference call. An audio replay will be available for two weeks by calling 877-660-6853 if you’re in the U.S., or 201-612-7415 if you’re international. Then, follow the prompts to enter account number 2791, followed by the conference I.D. number, 73728.

     As usual, I need to remind you that any forward-looking statements in today’s discussions are subject to certain risks and uncertainties, and such statements are merely predictions. Actual events and results may differ materially from those forward-looking statements due to risks and uncertainties. For a discussion of those risks and uncertainties, we refer you to the company’s annual 10K filing and other interim reports

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as filed with the SEC.

     A quarter ago, we predicted that our revenues would be flat for the first quarter of this fiscal year. Well, revenues for the first quarter were almost flat. They were $39.4 million, down 1 percent from the $39.8 million in the previous quarter. Our revenues a year ago were $47 million. So first quarter ‘04 revenues were down 16 percent from the prior year.

     Sales of optical subsystems continue to show strength, as they did last year, where sales grew by 22 percent year over year. This quarter, revenues for optical subsystems increased 2.3 percent sequentially to $34.2 million. This follows on the heels of a 5 percent sequential increase in the fourth quarter.

     Within optics, sales related to LAN and SAN applications totaled $22 million, up 13 percent on a sequential basis from the $19.6 million of the fourth quarter. This portion of our business has grown at a compound rate of 10 percent a quarter for the last three quarters.

     Our metro business in the quarter totaled $10.2 million, down 8 percent from $11.1 million in the fourth quarter. However, we don’t assign any particular importance to this downturn. We should remember that this is an emerging market for us, and it’s going to be subject to fits and starts. In fact, most of our metro business to date consists of long distance, single-wavelength products, driven in large part by disaster recovery applications. That is opposed to the multi-wavelength CWDM products that we sell for expanding the bandwidth around cities.

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     However, our current backlog position and recent customer forecasts suggest that the demand for multi-wavelength solutions is picking up. We expect growth in the last half of our fiscal year, and we’ll discuss the outlook for this portion of our optics business later in the call.

     Sales for telecom applications totaled $2 million in the quarter, an increase of 20 percent on a sequential basis. We classify products under the heading of telecom if they are SONET-compliant.

     You will find a historical breakdown of our revenue numbers, including the most recent quarter, on our investors’ page at www.finisar.com. Click on investors’ page, then on “presentations,” and you will see a folder entitled “Historical Revenue By Market Application.”

     For the third quarter in a row, we have seen a sequential decrease in revenues for our network test and monitoring systems, largely offsetting the growth in our optics business. This quarter, revenues for test and monitoring totaled $5.2 million, down 18 percent from the $6.4 million in the fourth quarter, and down 32 percent from the $7.7 million in the prior year.

     Despite the poor showing in the most recent quarter, we think this portion of our business will be an important contributor to our growth, both at the top line and bottom line, in the near future. To explain why, I’d like to spend a few minutes retracing how we got to where we are and the plans we’ve laid on which we expect to build this business in the future.

     First, it’s been a difficult marketplace for capturing cap ex dollars during the past

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few quarters. According to a report issued by Frost & Sullivan, the market for test and monitoring products declined by 34 percent in the last calendar year. We think that marketplace continues to be somewhat lackluster. At the same time, the addressable market is large though, about $500 million per year, of which approximately 80 percent is associated with monitoring LAN and SAN networks. Yet, we have only managed to establish a relatively small position in this market to date. To understand why, you should remember that Finisar’s original entry into this market was focused on developing test and monitoring products for switches, storage arrays and host bus adapters used in Fibre Channel SANs. Our sales were mostly to R&D groups developing new pieces of equipment.Ethernet was not on our radar screen. Not until the acquisition of Shomiti Systems did we begin to turn our attention to developing test and monitoring products for the deployed market and data centers. While the acquisition of Shomiti gave us a distribution channel and some presence in the LAN monitoring marketplace, we were faced with integrating two separate sales channels and a wide variety of products with no common hardware platform or software interface.

     In January of this year, we hired Kevin Cornell to lead this group. Kevin came to us from Borland Software, where he was V.P. and General Manager of the Americas. At the time of his arrival, we had laid out a vision for integrating the disparate product solutions that were being offered as a result of the merger of these two groups. Kevin is now turning that vision into a reality by rolling out a product platform, which we call Xgig. This new platform offers a common user interface and a common hardware platform for monitoring and testing LAN and SAN networks, including Fibre Channel,

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GigE, 10GigE, FCIP and iSCSI.

     The product line is the industry’s first blade-based approach to analyzing network performance. Xgig should provide a more cost-effective yet versatile tool for testing a wide assortment of protocols within a LAN or SAN network.

     The very first product released for general availability under the Xgig platform was the Xgig BERT for 10 gigabit Fibre Channel or Ethernet physical layer testing, which was introduced in May of this year. That was followed in June with the announcement of the Xgig Analyzer for 1 gigabit and 2 gigabit Fibre Channel storage area networks, and this was released for general availability in mid-July. Thanks in large part to the introduction of this new product family, we had the single largest week of orders and shipments in the history of network tools in the last week of the quarter. In September, we will release two and four port Xgig products for gigabit Ethernet and FCIP networks.

     In the meantime, our Ethernet monitoring product line has also made inroads, having been selected by a Fortune 100 company as the standard tool for network analysis across all of their manufacturing sites around the world.

     Also encouraging in the first quarter was receiving the largest order ever for SAN QoS which is used to monitor and manage storage area networks. This is a unique product for Finisar, and we think it has real value to large SANs.

     To more effectively sell the new Xgig product family, we have recently merged our R&D and end-user sales groups. We are in the process of expanding our presence overseas as well. We believe decisions we have made in overhauling the network tools product line, sales and distribution channels, and the management team are going to begin

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to show tangible results in the next two quarters.

     Overall, we had three 10-percent customers during the quarter. These three comprised 38 percent of our total revenues. Two of those customers were 10-percent customers last quarter as well. During the quarter, our top 10 customers accounted for approximately 66 percent of our total revenues, about the same as last quarter.

     During the quarter, we completed the shutdown of our wafer fab in El Monte, California, and transferred equipment and processes to our new fab in Fremont, California, which we obtained in the acquisition of Genoa back in April. The first chips out of that facility for qualification purposes are expected at the end of September, and we expect to begin manufacturing in the third and fourth quarter. Being able to supply the vast majority of our own requirements for lasers and photo detectors represents a significant cost savings opportunity for us.

     We have begun the process of closing our operations in Munich, Germany. This facility came to us with the acquisition of the assets of AIFOtec in February of 2002. The equipment and processes associated with those operations, as well as several employees, will be transferred to our headquarters in Sunnyvale during the second quarter.

     We also took the opportunity to trim our debt during the quarter by converting $5 million of debt to equity in a private transaction with a single holder of our convertible bonds. We issued an additional 2.3 million shares at an effective price of $2.16 per share, taking into consideration the discount that the notes were trading at, at the time. Since the end of the quarter, we have converted an additional $11.75 million of principal into equity with the same holder for a total of $16.75 million in debt reduction. We issued an

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additional 5.4 million shares to convert this additional principal amount at an effective price of $2.21 per share.

     To recap, as of today, we have cut $16.75 million in debt by issuing 7.7 million shares of equity at an effective price of $2.19 per share. Again, I would point out that this was done under opportunistic privately negotiated terms with one particular holder of our notes. We will continue to monitor the convert market and may engage in additional transactions of this type if we determine that it’s advantageous for us to do so.

     Now, I’ll let Steve walk you through the rest of our P&L statement before addressing our outlook for the coming quarters. Steve.

     Mr. Steve Workman: Thank you, Jerry.

     I’ll discuss our results on a non-GAAP basis first, and then highlight some of the differences in our GAAP statements, most of which are related to non-cash restructuring or acquisition-related charges.

     Our gross margins on a non-GAAP basis were 27.9 percent in the first quarter. That’s up from 27.1 percent in the fourth quarter. I would point out that the non-GAAP gross margins improved despite an unfavorable mix of business, as revenues from network test and monitoring decreased on a sequential basis, both in absolute terms as well as the percentage of total revenues. The improvement we saw in the most recent quarter was primarily due to the shutdown of our laser manufacturing operations in El Monte, which was then partially offset by the unfavorable product mix.

     Total operating expenses of $22.4 million in the first quarter were up just slightly from $22.3 million in the fourth quarter, and were down 12 percent from $25.5 million in

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the first quarter of the prior year.

     While R&D expenses were flat with last quarter at $14.2 million, I would point out that we had to swallow an additional $1.5 million of R&D expense associated with operating the fab in Fremont, California, for an entire quarter versus one month in the fourth quarter. The additional expense was offset by a savings in shutting down the facility in El Monte ahead of schedule, which helped to limit the amount of time we had to run in parallel during the quarter.

     Sales and marketing expense decreased slightly on a sequential basis, while G&A expense increased slightly, the net result being a $200,000 increase for total SG&A.

     A non-GAAP operating loss of $11.4 million is slightly improved from $11.5 million last quarter, while pretax income and net income on a non-GAAP basis are basically flat with last quarter. Our non-GAAP EPS was a loss of 6 cents per share, the same as last quarter.

     Our financial results under GAAP reflect a number of other costs, which are related to purchase accounting, merger-related retention incentives, non-cash stock option accounting and non-cash charges for impairments in long-lived assets. A reconciliation of our non-GAAP results with GAAP is provided in the earnings release.

     And just to highlight some of the key differences, the total amount of items excluded from our non-GAAP results totals $28.7 million of which only about $2.8 million have a cash impact related to recent restructuring charges. Those restructuring charges for the quarter totaled $8.9 million of which $8.1 million are the remaining restructuring charges associated with shutting down operations at our wafer fab in El

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Monte. About $2.1 million of that is related to cash, and another $.8 million is associated with shutting down our operations in Munich and transferring equipment and processes to Sunnyvale.

     Of the non-cash charges, we recorded a charge of $5.1 million related to slow-moving and obsolete inventory, net of using material previously written down in prior periods, and another $2.9 million related to inventory which is no longer viewed as usable or economical to rework.

     Amortization of acquired developed technology totaling $4.7 million reflects the ongoing amortization of amounts relating to the valuation of products which were in production or close to production at the time of the acquisition of a number of companies during the last couple of years. The amortization of debt discount associated with the issuance of our convertible subordinated notes in October, 2001 totaled $2.4 million for the quarter. That’s $1.2 million higher than normal and is related to the $5 million in debt reduction, which Jerry spoke about earlier.

     We also recorded a non-cash debt conversion charge totaling $2.4 million related to this transaction, which reflects the number of shares issued in conjunction with the $5 million of debt reduction that occurred, as compared to the number of shares which the holder would otherwise be entitled to per the original terms of the note.

     Finally, we recorded a non-cash charge of $1.8 million associated with the write-down in the value of certain minority investments at the end of the quarter. The remaining balance in such minority investments totals $26.2 million as of the end of July.

     The net result of all of these charges on a GAAP basis was a loss of $41.2 million,

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or 20 cents per share.

     Our cash balance at the end of July totaled $108.5 million, down from $119.4 million at the end of April. DSOs were 57 days versus 55 days in the prior quarter. And I’ll come back with some further comments regarding our outlook for cash going forward.

     With that, I’ll turn the call back to Jerry.

     Mr. Jerry Rawls: Thank you, Steve.

     We have seen a strong start to the second quarter. Actual shipments for the quarter, plus backlogs scheduled for delivery in the quarter, are up 15 percent from the same point in the first quarter. This favorable comparison has held up every week since the end of the previous quarter. However, this is only a single data point, and after four quarters of staying relatively flat at the top line, we are unsure how sustainable this positive momentum is. Therefore, we are going to guide flat for revenues for the upcoming quarter.

     At the same time, we believe that as a result of pending product qualifications at several large customers, our optics revenue alone can grow by an additional $3 million to $5 million per quarter starting in the third quarter with even higher volumes in the fourth quarter.

     Our metro business is also expected to strengthen over the next couple of quarters as a result of an improvement in the outlook for multi wavelength services, primarily for international service providers and both domestic and international CATV operators. In fact, much of the early strength in revenues this quarter has come from sales of metro optical devices.

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     If we can just turn the corner and get our test and monitoring business rolling again, we can add another $1 million to $2 million or more per quarter in revenue. Thus, we think our total revenue for the fourth quarter ending April the 30th can be in the range of $45 million to $50 million.

     Obviously in terms of getting back to profitability, additional revenue is part of the equation. We have a fairly fixed cost operation that has tremendous leverage if we can grow our top line. But it’s also the product mix of that revenue that can have a significant impact over time. Network tools, which generally has higher gross margins than our optics business, was only 13 percent of total revenues last quarter. It ranged from 16 to 21 percent in the previous four quarters. We believe that this mix of business can get richer within the next two quarters which should help our gross margins.

     Our mix of business within optics has also been changing. Margins for our metro business are generally higher than the LAN-SAN business, and with the outlook for metro improving, we think that bodes well for further gross margin improvement. We are also converting customers to newer, more cost-effective products during the next four quarters which should result in improved margins over that period.

     Finally, our fab operations in Fremont have the potential for saving a considerable amount of money that we currently spend on purchases of optical components from external suppliers—on the order of $3 million a quarter. With the production of the first chips in the next quarter, we should begin to see the benefits of supplying our own optical components, starting in the fourth quarter. It will take two to three more quarters after that before we are able to fully realize the benefit of having our own laser and photo

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detector fab, but, as a result of all of the above, we believe our gross margins in the fourth quarter will be north of 30 percent with the potential for further improvement over time.

     In terms of R&D expenses, I mentioned that we had completed the shutdown of our operations in El Monte, while absorbing the added cost of the new fab in Fremont for entire quarter without increasing our R&D expenses. The savings associated with the complete shutdown of El Monte, as well as the transfer of our operations from Munich to Sunnyvale in the second quarter, should net us an additional $800,000 in savings in Q2 and $1.2 million in savings in Q3.

     Starting in Q3, the operations in Fremont will begin their transition from R&D to manufacturing, with a further reduction in R&D expenses. With further cost reductions, we believe we can get R&D spending under $12 million per quarter starting in the fourth quarter.

     With a modest increase in sales and marketing, associated with higher levels of revenue and a G&A line which should stay relatively flat, we believe we can get our non-GAAP net loss down to a range of $5 million to $6 million by the fourth quarter. And with about $5.5 million in depreciation and amortization expense per quarter, that lowers our cash burn significantly.

     Now with that guidance in mind, I’ll let Steve add some additional color on our expected results, as well as some thoughts on cash flow. Steve.

     Mr. Steve Workman: Well, with a flat top line in the upcoming quarter, given that guidance, we are not likely to see much improvement in our non-GAAP gross margin. In fact, it looks as though we can expect gross margins to decrease by a point or

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so, if we are successful in reducing inventory levels next quarter on the order of $5 million. With a fixed amount of supply chain costs being spread over a lower level of production, we would expect to experience some unfavorable manufacturing variances as a result, but obviously we’ll be spending less cash.

     Gross margins should rebound once again starting in the third quarter to first quarter levels, before increasing to a range of 30 to 33 percent by Q4 and somewhere between 33 and 36 percent by Q1.

     R&D expense in our upcoming second quarter should decrease on the order of $800,000 to $1 million, reflecting the additional savings from shutting down El Monte and the start of shutting down operations in Munich. However, the lower gross margin is likely to keep our bottom line relatively flat for the second quarter.

     As margins rebound in Q3, and the full effect of the additional restructuring kicks in, the loss in Q3 should be somewhere between current levels and the $5 million to $6 million in the fourth quarter that Jerry mentioned earlier. So, we will call that $9 million.

     In terms of cash flow, we should reap the benefit of lower inventory levels next quarter, but we’ll also have to pay out approximately $2.5 million in cash associated with restructuring costs. The net result should be an improvement in our cash flow situation next quarter with further improvements in the Q3 and Q4 timeframe as the bottom line continues to improve. Our cash balance looking out to the end of our fiscal year should remain north of $90 million by which time we expect that our quarterly burn rate will be substantially reduced along with an improved bottom line.

     I would add that on a GAAP basis for our upcoming second quarter, it will

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include a non-cash charge of approximately $5.7 million associated with converting an additional $11.75 million of our convertible notes into equity after the end of the first quarter. This would be in addition to a non-cash charge of approximately $2.8 million related to the pro rata reduction in the amount of debt discount sitting on the books.

     And I will now turn it back to Jerry.

     Mr. Jerry Rawls: Thanks, Steve.

     I think we continue to make great progress on a number of fronts. Our customer relationships are really strong and they continue to strengthen. We continue to demonstrate technical innovation and leadership as evidenced by the industry’s broadest product offering for CWDM and DWDM for metro applications. And we continue to make progress in overhauling our operations for both optics and network tools as we drive back to profitability.

     We’re pretty optimistic about our business. We hope that the upturn in revenues that have occurred this quarter are sustainable. Tune in next time and we’ll know better.

     With that, it’s time to turn it back over to the operator for questions. Kellie.

     Operator: Thank you. Thank you. We will now begin the question-and-answer session. For those analysts who would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * key.

     One moment, please, while we poll for questions.

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     Thank you. Our first question comes from John Harmon with Needham & Company. Please state your question.

     Mr. John Harmon: Hello. Good afternoon. Jerry, first a question for you. I was wondering if you could split apart your network test and monitoring revenue in terms of SAN and LAN and talk about which piece did better or worse or which contributed more to the sequential decrease.

     Mr. Jerry Rawls: Well, as you know, we’re in the process of merging those product lines. I think that some of the weakness, though, was shared across both groups. I don’t know that one was under-performing more than the other.

     Mr. John Harmon: Okay, thank you. And what would be the timeline for introduction of 4 gigabit and 10 gigabit SAN tools?

     Mr. Jerry Rawls: Well, 4 gigabit is probably a first quarter calendar ‘04 event. As for ten gigabit SAN tools, it’s on the road map, but I couldn’t tell you the exact schedule. The 10 gigabit devices that we sell right now are 10 gigabit error rate test systems for testing Ethernet networks.

     Mr. John Harmon: Okay, thank you. Just a couple of more quick ones. Of the $8 million of inventory that you wrote down, what kind of products were those?

     Mr. Steve Workman: Well, these were generally associated with our older products, which are getting phased out over time. As you know, we go through a process every quarter on the slow moving and obsolete where we try to take a look at demand over the next 12 months, including product mix, and take a look at anything that’s in inventory beyond 12 months of demand and set a reserve for that. At the same time, we

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have found historically that we’ve also used some of that material as we go through each quarter, and we identify that in our SEC filings and our quarterly reports.

     So, it’s a bit of a judgment call. It’s a non-cash charge, but generally speaking, these are older products that are getting phased out.

     Mr. John Harmon: Okay, thank you. One last clarification. It sounds like you have shut down or you’re shutting down your El Monte fab. Does that mean you’ve built up your own laser inventory to tide you until you have generally ramped up? Is there any risk of a shortfall? Or did you build excess inventory?

     Mr. Jerry Rawls: Two things—there is no risk of a shortfall. We built additional inventories to tide us over the period, and we have secured outside sources for similar devices that will make sure that we have a fallback position.

     Mr. John Harmon: Okay, thank you very much.

     Operator: Thank you. Our next question comes from Jim Jungjohann from CIBC World Markets Corporation. Please proceed with your question.

     Mr. Jim Jungjohann: Hi. Good afternoon, guys. Boy, that guidance is like drinking from a fire hose, so let’s go back and do a couple of things. I think there is one comment, Jerry, you talked about a backlog being up 15 percent. Can you quantify what’s in that backlog number? Traditionally most of your quarter is going to be a turns business. I don’t know if there is any way you can help us through that. Is that 15 percent backlog an uptick in test and measurement? You mentioned metro coming back. You know, just kind of give us a hint there.

     Mr. Jerry Rawls: Well, in that backlog is SAN and LAN optic products, a

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disproportionate amount of metro products, and our test and monitoring products. I don’t want to get too excited too early, but a 15 percent increase that we’ve seen remain steady for what now, five weeks in the quarter, has been really encouraging to us.

     Mr. Jim Jungjohann: But, Jerry—I’m sorry. Traditionally, though, can’t you ship most of that in the quarter?

     Mr. Jerry Rawls: We have orders that are scheduled out beyond the quarter.

     Mr. Jim Jungjohann: Okay.

     Mr. Jerry Rawls: All we’re really talking about is orders that we have received that are for shipment in the quarter and backlog that is for shipment in the quarter. But we have other orders that we have received that are scheduled in the following quarter.

     Mr. Steve Workman: Just to clarify, Jim, that the 15 percent is compared to this same point in the first quarter.

     Mr. Jim Jungjohann: Oh, okay.

     Mr. Steve Workman: It’s comparing to the same point in time.

     Mr. Jim Jungjohann: Okay, all right. That helps out a little bit. And then, Steve, on the cash, I think the number you finished at was $108.5 million, down from $119.4. Can you walk us through that? How much was allocated to the restructuring, et cetera, et cetera?

     Mr. Steve Workman: Well, you’ve got probably $1 million related to severance-related items. You had on the order of $1 million or so in redundant operating costs. So, there is a couple of million in that regard. The benefits associated with lower inventory levels and lower operating expenses going forward should bring our burn rate down.

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     If you go back to the fourth quarter, we did quite well in that quarter. A portion of that was related to an influx in collections which, unfortunately, we can’t duplicate every single quarter.

     Mr. Jim Jungjohann: Okay, that helps. And then one follow-up. Metro is down 16 percent. You said it was kind of lumpy starting out. Is there any customer-specific, product-specific or more of a longer term outlook on that segment?

     Mr. Jerry Rawls: We don’t think there is anything there. I mean, we saw metro sales down on a broad front, not just any one customer. But on the other hand, we’re seeing this quarter’s metro sales are coming back stronger than any other segment in our business. We’re not ready to draw a conclusion. Our customers are still very optimistic about the metro access and core segments as opposed to long haul segments. So, we’re listening to their enthusiasm, and we’re watching them place orders, and we feel good about that.

     Mr. Jim Jungjohann: And then, on CWDM, did that pick up significantly? Does that look like it’s going to ramp now significantly in the second half? And is that still mostly due to your largest customer?

     Mr. Jerry Rawls: Well, it looks strong this quarter, and our forecast for the rest of the year is quite strong as well, and our largest customers in this area are all quite enthusiastic about their prospects.

     Mr. Jim Jungjohann: Okay. All right, thanks, Jerry. Bye.

     Operator: Our next question comes from Mr. Jeremy Bunting with Thomas Weisel Partners. Please proceed with your question.

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     Mr. Ruben Roy: Oh, yes. Hi. This is Ruben for Jeremy. Jerry, I was wondering if you could talk a little bit about the LAN-SAN business and perhaps break it up if there were signs of strength from either the gigabit Ethernet side or the Fibre Channel side. Thanks.

     Mr. Jerry Rawls: We saw strength in both segments during the quarter. Our sales were up in the LAN-SAN sector, and I wouldn’t—couldn’t point to any particular one. We had some customers that were up more than others. We had some customers that were down a little. We had— a smattering. But the answer to the question as to whether it was Ethernet or Fibre Channel SAN-end applications, we generally felt that both of them were pretty strong during the quarter.

     Mr. Ruben Roy: Okay, thanks. And are the majority of the Fibre Channel shipments now a 2 gig?

     Mr. Jerry Rawls: Yes, almost all of them.

     Mr. Ruben Roy: Okay. And then, one thing I wanted to ask you about, I think you mentioned that you were going to start seeing your own lasers go into the modules by the fourth quarter of fiscal ‘04?

     Mr. Jerry Rawls: Yes.

     Mr. Ruben Roy: And so, you’re going to expect revenues in the fourth quarter from these products?

     Mr. Jerry Rawls: We’re using some of these parts in our modules today, typically at longer wavelengths at 1310 nanometer.We are either using lasers out of inventory that we had built during the days when we ran our El Monte fab, or we are

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purchasing lasers from outside suppliers to put in our products. In the fourth quarter, we will start producing devices for production from our Fremont, California fab.

     We closed El Monte and transferred all of the technology, equipment and people to Fremont, because we just believe that it was a much more efficient operation in Fremont, and that we were going to have higher yields and lower costs and we would have greater capacity for the same fixed costs.

     We think we’re doing the right thing, and there is a real payoff as we no longer have to procure these expensive optical components from outside suppliers, but rather we can produce them ourselves.

     Mr. Ruben Roy: Okay. Is there any different qualification procedures or longer qualification times that have to be followed for the new products? Or is it basically the same as the products that are coming out of outside suppliers today or from inventory?

     Mr. Jerry Rawls: Well, it depends on the product. If a product coming out is a new design and a new structure, the qualification obviously is done more carefully than if it is an existing design and an existing structure and all we’re doing is transferring the production process from one location to another. In that particular case, we’ve proven that the design is reliable. We’ve proven a lot of things. And so, the qualification can proceed straight into the Telcordia qualification process.

     Mr. Ruben Roy: Okay, that’s all I had. Thank you very much.

     Mr. Jerry Rawls: Thank you.

     Operator: Once again, ladies and gentlemen, if you would like to ask a question, please press *1 on your telephone keypad. And as a reminder, if you are using speaker

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equipment, it will be necessary to pick up your handset before pressing the * key.

     Our next question comes from Mr. Dennis Gallagher with SoundView Technology Group. Please state your question.

     Mr. Dennis Gallagher: Hi. Just a couple of small ones. In terms of this past quarter in the metro segment, the single wavelength products were still the dominant products, correct?

     Mr. Jerry Rawls: Right.

     Mr. Dennis Gallagher: Okay. Would you have basically the company be breakeven at roughly $50 million?

     Mr. Steve Workman: We are but obviously some of these things take time to have an effect. For example, the Fremont facility will just be starting to contribute in the fourth fiscal quarter. But certainly on a cash flow basis and including cap ex, we can get pretty close to breakeven in the Q4 timeframe at around the $50 million or so per quarter level. Of course, it’s more difficult to get rid of the depreciation that is running through our P&L.

     Mr. Dennis Gallagher: Right.

     Mr. Steve Workman: On a full P&L basis, that’s going to be on the order of $55 million plus per quarter as we get out into the Q4-Q1 timeframe.

     Mr. Dennis Gallagher: Okay. And then, in terms of specific products, how has the customer response on the XFP transceivers been?

     Mr. Jerry Rawls: Well, it’s been great so far. I mean, we are building and shipping as many as we are physically able to ship. We have literally dozens of

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customers who are doing new designs with XFP, not only for LAN equipment, but also for telecom equipment. A number of the telecom equipment suppliers are using pluggable 10 gigabit solutions as part of their architecture for their next generation of products.

     Mr. Dennis Gallagher: And what would be the timeframe for having a meaningful impact on your results for being a significant product? Three quarters? Two quarters? Next year?

     Mr. Jerry Rawls: Well, it’s going to be in our next fiscal year before it’s meaningful, and I think XFP is currently scheduled in the second half of next fiscal year, Steve?

     Mr. Steve Workman: —I think that’s right.

     Mr. Jerry Rawls: Most of the forecasts for volumes impact us in a positive way.

     Mr. Dennis Gallagher: Okay, that’s good. Okay, that’s pretty much it. Thank you.

     Mr. Jerry Rawls: Thanks.

     Operator: Thank you. Our next question comes from Mr. Robert Montague from RBC Capital Markets. Please state your question.

     Mr. Robert Montague: Good afternoon. Jerry, how much do you typically do in the first month of the quarter? I guess I’m a little perplexed if the first month of this quarter is way the weakest month of the quarter, and if it’s showing good signs, normal seasonality trends would suggest some strength through the rest of the quarter. Could you help gauge that?

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     Mr. Jerry Rawls: Well, we don’t normally think of our business as being very cyclical or seasonal. Remember, our quarters are divided into three months of four weeks, four weeks and five weeks. So, in the third month of the quarter, we typically do more business than we do in the first two. And generally, the split is sort of 20 to 25 percent of our revenue in each of the first two months of a quarter and 50 percent of our revenue in the third month. But, we’re just seeing unusual strength in the first month of the quarter.

     Mr. Robert Montague: All right, well, let me try it a different way. If you took the orders shippable in the quarter and added it to the first month, are you a meaningful way towards having visibility on the guidance?

     Mr. Jerry Rawls: Yes, we are.

     Mr. Robert Montague: And can you quantify that at all?

     Mr. Jerry Rawls: No, I can’t. But it is not like the rest of the quarter is risk-free although we have a substantial amount for the quarter in our pocket.

     Mr. Robert Montague: All right.

     Mr. Jerry Rawls: But it’s not all there, and we’re hesitant to provide too bullish guidance at this point.

     Mr. Robert Montague: And in normal years, historically hadn’t this been an up quarter nicely? I know it wasn’t last year, but—.

     Mr. Jerry Rawls: —Well, back in the good old days it was.

     Mr. Robert Montague: Yeah.

     Mr. Jerry Rawls: Back in the bubble, as they refer to it.

     Mr. Robert Montague: And so, are you worried about a particular source of

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revenue or transition in your products affecting the ability to do a normal year, given the macro data point?

     Mr. Jerry Rawls: No.

     Mr. Robert Montague: Okay. All right, great, thanks.

     Mr. Jerry Rawls: Thanks.

     Operator: We do have a follow-up question from Mr. John Harmon with the Needham Company. Please state your question.

     Mr. John Harmon: Hi again. I just have two quick ones for Steve. Steve, could you tell us what cash flow from operations or cash burn was? And secondly, what’s the share count guidance for the second quarter?

     Mr. Steve Workman: I’ll take the second part first. The shares outstanding after the conversion of the $16.75 million in debt is currently 216 million shares. So, we should see that increase slightly as we go forward, but that should be the level we’ll be at, barring any other changes.

     With respect to cash flow, we had about $5.5 million in deprecation, and we had $1.5 million in cap ex. Our cap ex requirements going forward should be fairly small.

     Mr. John Harmon: Okay, thank you.

     Operator: Our next follow-up question comes from Mr. Jim Jungjohann from CIBC World Markets Corporation. Please state your question.

     Mr. Jim Jungjohann: Okay, guys, one more follow up, and I hate to be the one to ask this. But what’s the update on pricing? Is it being led by Infinion and Agilent, or some of these smaller privates? Fibre Channel versus Gigabit Ethernet?

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     Mr. Jerry Rawls: Well, let’s see, first of all, I think pricing in Gigabit Ethernet and Fibre Channel are equivalent. We don’t see any differences. We sell the same product that runs at 1 gigabit for Ethernet or Fibre Channel or 2 gigabits for Fibre Channel, and they go to sometimes the same customer who uses them interchangeably in different boxes. So, there is no difference there for us.

     And pricing for us is not unusual right now. There are pricing pressures and prices are coming down, but I’d describe the whole pricing environment as a lot more normal than it was last year.

     Mr. Jim Jungjohann: Okay. Are we looking at 2 gigabit Fibre Channel transceivers around $26 or $25 bucks now? I mean on average?

     Mr. Jerry Rawls: Oh, no, on average they’re a good bit more than that.

     Mr. Jim Jungjohann: Okay. All right, thanks, guys.

     Mr. Jerry Rawls: Thanks.

     Operator: Thank you, gentlemen. At this time, there are no further questions.

     Mr. Jerry Rawls: Thank you for tuning in to our conference call.

     Operator: Thank you, gentlemen. This concludes the Finisar First Quarter Financial Results Conference Call. Thank you for your time. You may now disconnect.

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